Exhibit 5.1
December 15, 2005
Semitool, Inc.
655 West Reserve Drive
Kalispell, Montana 59901
RE: Semitool, Inc. Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-39492)
Ladies and Gentlemen:
I am the general counsel to Semitool, Inc., a Montana corporation (the “Company”). This opinion is furnished to you in connection with the filing of a Prospectus Supplement, dated December 15, 2005 (the “Prospectus Supplement”), relating to the Company’s filing of the registration statement (Reg. No. 333-39492) on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on September 1, 2000 (and the Prospectus Supplement together with the prospectus contained in the Registration Statement, the “Prospectus”). The Registration Statement relates to the proposed offer and sale by the Company of securities of the Company from time to time, as set forth in the prospectus contained in the Registration Statement and as shall be set forth in one or more supplements to the prospectus contained in the Registration Statement with an aggregate offering price of $75,000,000. The Prospectus relates to the proposed issuance and sale by the Company of 3,000,000 shares (the “Shares”) of common stock, no par value per share, of the Company (the “Common Stock”).
In connection with this opinion letter, I have examined the Registration Statement and the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation, as amended through the date hereof (the “Articles”), and Bylaws, as in effect on the date hereof (the “Bylaws”), of the Company, and such other documents, records and other instruments as I have deemed appropriate for purposes of the opinion set forth herein.
I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.
Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the Montana Business Corporation Act.
I hereby consent to the filing of this opinion with the SEC as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the use of my name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Richard Hegger